Exhibit 99.1

Supernus Announces Closing of $90 Million of 7.50% Convertible Senior Secured Notes Due 2019

Rockville, Maryland — May 6, 2013 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN) (“Supernus”) announced today the closing of its previously announced private offering of 7.50% Convertible Senior Secured Notes due 2019 (the “Convertible Notes”). Supernus issued $90 million aggregate principal amount of Convertible Notes (which includes $15 million aggregate principal amount of notes issued pursuant to the initial purchasers’ exercise in full of their option to purchase additional notes). The offering and sale of the Convertible Notes was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from this offering were approximately $86.4 million, after deducting discounts to the initial purchasers and estimated offering expenses payable by Supernus. Contemporaneously with the closing of the offering, Supernus used approximately $19.6 million of the net proceeds to repay in full its borrowings under and terminate its secured credit facility.  Supernus intends to use the remainder of the net proceeds to fund the commercialization of its approved and tentatively approved drugs, Oxtellar XR and Trokendi XR, to continue development of its pipeline products and for other general corporate purposes.

The Convertible Notes are senior secured obligations of Supernus and will bear interest at a fixed rate of 7.50% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2013. The Convertible Notes will mature on May 1, 2019, unless earlier converted, redeemed or repurchased.

Neither the Convertible Notes nor any shares of Supernus’ common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Supernus Contacts:

Jack Khattar, President & CEO
Gregory S. Patrick, Vice President and CFO
Supernus Pharmaceuticals, Inc.
301-838-2591